UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2024

Biora Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39334	27-3950390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4330 La Jolla Village Drive, Suite 300
San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (833) 727-2841

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BIOR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Biora Therapeutics, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”) on October 9, 2024 at 10:00 a.m. Pacific Time.

Item 3.03 Material Modification to Rights of Security Holders.

Following the Special Meeting, the Company’s Board of Directors approved a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 10:1 (the “Reverse Stock Split Ratio”) and a reduction in the total number of authorized shares of Common Stock from 300 million shares to 255 million shares (the “Authorized Shares Reduction”), each with an effective time of 12:01 a.m. Eastern Time on October 18, 2024 (the “Effective Time”). To effect the Reverse Stock Split and the Authorized Shares Reduction, the Company filed an amendment to its Eighth Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware (the “Amendment”).

As of the Effective Time, each 10 shares of Common Stock outstanding will be combined, automatically and without any action on the part of the Company or its stockholders, into one new share of Common Stock. No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder of record would otherwise be entitled, the Company will pay cash (without interest and subject to withholding taxes, as applicable) equal to such fraction multiplied by the closing price of the Common Stock on the Nasdaq Stock Market on October 17, 2024 (as adjusted in good faith by the Company to account for the Reverse Stock Split Ratio). The Common Stock is expected to commence trading on a split-adjusted basis at the open of trading on October 18, 2024, at which time the Common Stock will be represented by a new CUSIP number (74319F404). The par value per share of the Common Stock will remain unchanged.

In addition, effective as of the Effective Time and based on the Reverse Stock Split Ratio, proportionate adjustments will be made (i) in accordance with the terms of the related indentures, to the conversion rate of the Company’s outstanding 7.25% Convertible Senior Notes due 2025 and 11.00% / 13.00% Convertible Senior Secured Notes due 2028, and (ii) in accordance with the terms of the Company’s equity plans, to the number of shares subject to outstanding equity awards, the per-share exercise or purchase price (if any) with respect to those awards, and the number of shares of Common Stock reserved for future issuance under such plans.

The foregoing description of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 5.07 Submission of Matters to a Vote of Security Holders.

As of the close of business on September 10, 2024, the record date for the Special Meeting, there were 36,777,477 shares of Common Stock entitled to vote at the meeting. Stockholders voted on the following proposals at the Special Meeting:

1.
An amendment to the Certificate of Incorporation to effect a reverse stock split of the Common Stock at a reverse stock split ratio ranging from 3:1 to 15:1, inclusive, was approved as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
19,349,243	4,867,765	36,976	0

2.
An amendment to the Certificate of Incorporation to effect a reduction in the total number of authorized shares of Common Stock was approved as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
20,435,303	3,562,086	256,595	0

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Fourth Certificate of Amendment to Eighth Amended and Restated Certificate of Incorporation of Biora Therapeutics, Inc.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Biora Therapeutics, Inc.

Date:	October 11, 2024	By:	/s/ Eric d'Esparbes
Eric d'Esparbes Chief Financial Officer